Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/572-4600 Fax: 404/572-5100 www.kslaw.com

November 7, 2012

Post Properties, Inc.

Post Apartment Homes, L.P.

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

Ladies and Gentlemen:

We have acted as counsel for Post Properties, Inc., a Georgia corporation (the “Company”), and Post Apartment Homes, L.P., a Georgia limited partnership (the “Operating Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, of $250,000,000 aggregate principal amount of 3.375% Notes due 2022 (the “Securities”) to be sold by the Operating Partnership. This opinion is being rendered at the Operating Partnership’s request and relates to certain U.S. federal income tax matters.

FACTS AND ASSUMPTIONS RELIED UPON

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (i) copies of the registration statement on Form S-3 ASR (Registration Nos. 333-181785 and 333-181785-01), filed by the Company and the Operating Partnership with the Commission under the 1933 Act, as it became effective under the 1933 Act, (ii) the prospectus dated May 31, 2012 (the “Prospectus”), and (iii) the prospectus supplement dated November 2, 2012 (the “Prospectus Supplement”) relating to the Securities. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and 1499 Massachusetts Avenue, Inc. (“1499 Inc.”), including analyses of qualifying income and assets prepared by the Company and representations from the Company and 1499 Inc. in letters delivered to us on or about the date hereof.

Post Properties, Inc.

Post Apartment Homes, L.P.

November 7, 2012

OPINION

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for each of its taxable years beginning with the year ended December 31, 1993, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

(ii) The Operating Partnership and each other significant subsidiary that is a partnership or limited liability company under state law (“Subsidiary Partnership”) are properly classified as partnerships or disregarded entities, and not as corporations, associations taxable as corporations, or “publicly traded partnerships” taxable as corporations under Section 7704(a) of the Code, for federal income tax purposes throughout the period from July 22, 1993 through the date hereof, or, in the case of any Subsidiary Partnerships that have terminated, through the date of termination of such Subsidiary Partnerships.

(iii) The discussion set forth in the Prospectus, under the caption “Material U.S. Federal Income Tax Considerations,” as supplemented by the discussion set forth in the Prospectus Supplement under the caption “Material U.S. Federal income tax consequences,” insofar as each such discussion purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the Securities. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained through consultation with officers of the Company and 1499 Inc., and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Securities.

Post Properties, Inc.

Post Apartment Homes, L.P.

November 7, 2012

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K and to the references to our firm in the Prospectus Supplement.

Very truly yours,

/s/ King & Spalding LLP